UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2015

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Dean Jernigan as a Member of the Board

On November 20, 2015, Dean Jernigan informed the board of directors (the “Board”) of Farmland Partners Inc. (the “Company”) of his resignation as a member of the Board, effective immediately. Mr. Jernigan’s resignation was due to his desire to devote more time to his other business interests and was not the result of any disagreements with the Company. Mr. Jernigan was the chairman of the Compensation Committee.

Appointment of Michael N. Christodolou as a Member of the Board

On November 20, 2015 the Board appointed Michael N. Christodolou as member of the Board to fill the vacancy created by Mr. Jernigan’s resignation. Mr. Christodolou also will serve on the Audit Committee and the Compensation Committee of the Board.

Mr. Christodolou has over thirty years of investment and corporate governance experience with publicly traded companies. He is the manager of Inwood Capital Management LLC, which he founded in 2000. From 1988 to 1999 he was employed by Bass Brothers/Taylor & Company, an investment firm associated with the Bass family of Fort Worth, Texas.  Since 1999 Mr. Christodolou has been a director and member of the audit, compensation and corporate governance & nominating (“CG&N”) committees at Lindsay Corporation, an NYSE-listed manufacturer of agricultural irrigation equipment and infrastructure products.  He served as chairman of the board at Lindsey Corporation from 2003 to January 2015 and also chaired its CG&N committee and the executive committees during that period.  Previously he chaired its audit committee from 1999 until 2003.  From 1998 to 2001 he served as a director of XTRA Corporation, an NYSE-listed lessor of transportation equipment. He served as chairman of XTRA Corporation’s audit committee and a member of its compensation committee until XTRA was acquired by Berkshire Hathaway, Inc. in September 2001. In 2011 he joined the board of Quest Capital Group LLC, a private company which managed and leased transportation equipment.  He served as an independent director along with two operating partners and two private equity representatives until the company was acquired in June 2015.  Mr. Christodolou received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania.

As an independent member of the Board, Mr. Christodolou will be entitled to certain compensation that all of the Company’s independent directors receive, including an annual retainer of $30,000, certain meeting fees and reimbursement for reasonable out-of-pocket expenses incurred in attending Board and committee meetings. In connection with his appointment, on November 23, 2015, Mr. Christodolou received a grant of 3,214 restricted shares of the Company’s common stock under the Company’s Amended and Restated 2014 Equity Incentive Plan, which will vest ratably on each of the first three anniversaries of the date of the grant, subject to his continued service on the Board. In addition, the Company entered into an indemnification agreement with Mr. Christodolou in connection with his appointment to the Board, which is in substantially the same form as that entered into with the executive officers and other directors of the Company. There are no related-party transactions in which Mr. Christodolou has an interest requiring disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: November 25, 2015	By:	/s/ Luca Fabbri
Luca Fabbri
Chief Financial Officer, Secretary and Treasurer

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